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                                                                    EXHIBIT 12.1

                              NEVADA POWER COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                         Year Ended December 31,
                                                                        ---------------------------------------------------------
            Amounts in 000's                    3/31/2004   3/31/2003     2003        2002        2001        2000        1999
                                                ---------   ---------
EARNINGS AS DEFINED:
      Income (Loss) From Continuing Operations
            After Interest Charges              $ (15,406)  $ (15,246)  $  19,277   $(235,070)  $  63,405   $  (7,928)  $  38,787
      Income Taxes                                 (9,465)     (8,034)       (614)   (131,784)     32,783      (9,386)     21,213
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
      Income (Loss) From Continuing Operations
            before Income Taxes                   (24,871)    (23,280)     18,663    (366,854)     96,188     (17,314)     60,000

      Fixed Charges                                43,199      41,618     198,042     141,380     114,484     104,402      98,203
      Capitalized Interest                           (930)     (1,056)     (2,700)     (3,412)     (2,141)     (7,855)     (8,356)

            Total                               $  17,398   $  17,282   $ 214,005   $(228,886)  $ 208,531   $  79,233   $ 149,847
                                                =========   =========   =========   =========   =========   =========   =========

FIXED CHARGES AS DEFINED:
      Interest Expensed and Capitalized (1)     $  43,199   $  41,618   $ 198,042   $ 141,380   $ 114,484   $ 104,402   $  98,203

            Total                               $  43,199   $  41,618   $ 198,042   $ 141,380   $ 114,484   $ 104,402   $  98,203
                                                =========   =========   =========   =========   =========   =========   =========

RATIO OF EARNINGS TO FIXED CHARGES                   0.40        0.42        1.08       -1.62        1.82        0.76        1.53

      DEFICIENCY (2)                            $  25,801   $  24,336   $      --   $ 370,266   $      --   $  25,169   $      --
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(1)   Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.

(2)   For the years ended December 31, 2003 and 2000 and the three months ended
      March 31, 2003 and March 31, 2004, earnings were insufficient to cover fixed charges by $370,255, $25,169, $24,336 and $25,801, respectively.